CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of the YieldQuest Funds Trust and to the use of our audit report dated December 15, 2006 with respect to the financial statements and financial highlights of YieldQuest Core Equity Fund, YieldQuest Total Return Bond Fund and YieldQuest Tax-Exempt Bond Fund, each a series of shares of YieldQuest Funds Trust.   Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is part of such Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 29, 2006